EXHIBIT 1

1120-68th Avenue N.E.

Calgary, Alberta, Canada T2E 8S5

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, July 15, 2003, 9:00 a.m. (local time)

To Our Shareholders:

Notice is hereby given that the 2003 Annual Meeting of Shareholders of NovAtel Inc. (“NovAtel” or the “Company”) will be held at the Company’s headquarters, 1120-68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, on Tuesday, July 15, 2003, at 9:00 a.m. (local time) for the following purposes:

(1)                                  Elect eight directors (Proposal 1);

(2)                                  Ratify the appointment of Deloitte & Touche LLP as the auditors of NovAtel (Proposal 2);

(3)                                  Ratify the amendment of the Company’s By-law No. 1 (Proposal 3);

(4)                                  Receive the consolidated financial statements of NovAtel for the year ended December 31, 2002 and the reports of the auditors thereon;  and

(5)                                  Transact such other business as may properly come before the Annual Meeting.

Only shareholders of record on the books of the Company as of 5:00 p.m., Tuesday, May 27, 2003, will be entitled to vote at the meeting and any adjournment thereof.

Dated: June 9, 2003.

By Order of the Board of Directors

/s/ JEAN-DENIS ROY

Jean-Denis Roy, Corporate Secretary

SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

1120-68th Avenue N.E.

Calgary, Alberta, Canada T2E 8S5

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors and the management of NovAtel Inc. (the “Company”) to be used at the 2003 Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, July 15, 2003, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to shareholders on or about June 9, 2003.

If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. IN THE ABSENCE OF ANY DIRECTION TO THE CONTRARY, THE SHARES REPRESENTED BY PROXIES RECEIVED BY THE MANAGEMENT WILL BE VOTED ON ANY POLL FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS, AND FOR THE RATIFICATION OF THE AMENDMENT OF BY-LAW NO. 1, ALL AS DESCRIBED IN THIS PROXY STATEMENT. The enclosed form of proxy confers discretionary authority upon each person named therein to appoint a substitute proxyholder, to act with respect to matters not specifically mentioned in the Notice of Annual Meeting, but which may properly come before the Annual Meeting and to act with respect to amendments to or variations of matters identified in the Notice of Annual Meeting. As at the date hereof, management knows of no such amendment, variation or other matters to come before the meeting other than the matters referred to in the Notice of Annual Meeting and routine matters incidental to the conduct of the Annual Meeting. If any further or other business is properly brought before the Annual Meeting, it is intended to vote on such other business in such manner as the person appointed as proxy then considers to be proper.

Any shareholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time insofar as it has not been exercised by depositing a duly exercised instrument in writing revoking the proxy either at the Company’s office at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof at which the proxy is to be used or with the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof or in any other manner permitted by law.

The dollar amounts presented in this Proxy Statement are in Canadian currency unless otherwise noted
(CDN$1 = US$0.6329 on December 31, 2002), and are presented in accordance with accounting principles generally accepted in Canada.

VOTING SECURITIES

Only shareholders of record on the books of the Company as of 5:00 p.m., Tuesday, May 27, 2003, (the “Record Date”) will be entitled to vote at the Annual Meeting.

As of the close of business on the Record Date, there were outstanding 7,688,775 Common Shares of the Company entitled to one vote per share. The holders of a majority of the outstanding Common Shares of the Company as of the Record Date, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting and will determine whether or not a quorum is present. The inspector of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Election of Directors. The affirmative vote of a majority of votes cast in person or by proxy by the holders of Common Shares is required to elect a director. For this proposal, votes may be cast “For” or “Withhold Authority” for each nominee; abstentions and broker non-votes will be excluded entirely from the vote and will have no effect. Shareholders may not cumulate their votes in the election of directors.

Ratification of Auditors. The affirmative vote of a majority of votes cast in person or by proxy by the holders of Common Shares is required for the ratification of the selection of auditors. For this proposal, votes may be cast “For” or “Withhold Authority”; abstentions and broker non-votes will be excluded entirely from the vote and will have no effect.

Ratification of the Amendment to By-law No. 1. The affirmative vote of a majority of votes cast in person or by proxy by the holders of Common Shares is required to ratify the amendment of By-law No. 1 of the Company. For this proposal, votes may be cast “For” or “Against”.

FORM 20-F

Shareholders may obtain without charge a copy of the Company’s 2002 Annual Report on Form 20-F as filed with the Securities and Exchange Commission. For copies, please contact Sonia Ross at the Company’s principal executive office address: NovAtel Inc., 1l20-68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, or view the Annual Report on Form 20-F on the Company’s website: www.novatel.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next Annual Meeting of Shareholders or until their successors shall have been elected. The number of directors to be elected is eight. All of the nominees for director for the coming year served on the Board of Directors during the previous year.

In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of all such nominees to the Board of Directors. If any of such persons is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as may be proposed by the Board of Directors. Management has no reason to believe that any of such nominees will be unable or unwilling to serve if elected a director.

Set forth below is certain information concerning the nominees which is based on data furnished by them.

Name of Nominee	Age	Principal Occupation	Director Since

Gregory O. Baylin	33	Principal with ONCAP Management Partners	2001
Werner Gartner	47	Executive Vice President and Chief Financial Officer, NovAtel Inc.	2001
Jonathan W. Ladd	47	President and Chief Executive Officer, NovAtel Inc.	2002
Richard D. Orman	55	Chairman and Chief Executive Officer, Hemisphere International Inc.	1994
Joel A. Schleicher	51	Private Investor	1997
Charles R. Trimble	61	Chairman, United States GPS Industry Council (USGIC)	2002
David E. Vaughn	57	Business Consultant	2001
Gregory A. Yeldon	43	Vice President and Chief Financial Officer, CMC Electronics Inc.	1998

Except as described below, each of the nominees has been engaged in his principal occupation described above during the past five years.

Gregory O. Baylin

Principal with ONCAP Management Partners since January 2000. From September 1994 to December 1999, Mr. Baylin served in various capacities, including as an Associate Director, with Scotia Capital Markets. Mr. Baylin is also a Director of CMC Electronics Inc.

Werner Gartner

Executive Vice President and Chief Financial Officer of the Company since October 1996. From August 1990 to October 1996, Mr. Gartner served in a variety of financial positions at the Company, including Vice President, Finance and Corporate Controller.

Jonathan W. Ladd

President and Chief Executive Officer of the Company since February 2002. From July 2001 to November 2001, Mr. Ladd was Senior Vice President, Engineering at Thales Navigation and President of Thales’ Russian subsidiary, Ashtech A/O. From 1990 to 2001, Mr. Ladd held several other management positions at Magellan Corporation, including Senior Vice President, Advanced Technology Group and Vice President and General Manager of Ashtech Precision Products Business Unit.

Richard D. Orman

Vice Chairman of the Board. Chairman and Chief Executive Officer of Hemisphere International Inc. since July 2000. Mr. Orman was Chairman and Chief Executive Officer of Kappa Energy Company Inc. (which became Vanguard Oil Corporation) from August 1995 to October 1998. Mr. Orman was a Director of Vanguard Oil Corporation until May 2001. From May 1986 to December 1992, Mr. Orman served as a member of the Alberta legislature and as Minister of Employment from May 1986 to September 1988, Minister of Labour from September 1988 to April 1989 and Minister of Energy from April 1989 to December 1992.

Joel A. Schleicher

Consultant and advisor to private equity firms in the review of telecom, internet and IT investments. Mr. Schleicher was Chairman and Chief Executive Officer of Interpath Communications, Inc. (prior to their acquisition of USinternetworking, Inc.) from June 2000 to June 2002. From June 1998 to December 1999, Mr. Schleicher was President and Chief Executive Officer of Expanets, Inc. Mr. Schleicher was a business consultant, advisor and investor with and to leverage buyout firms from July 1997 to June 1998. From June 1996 to July 1997, Mr. Schleicher served as President and Chief Executive Officer of ProCommunications, Inc. From July 1995 to June 1996, Mr. Schleicher was a private investor. From 1989 to July 1995, Mr. Schleicher served as Chief Operating Officer for and a Director of Nextel Communications, Inc. Mr. Schleicher also serves as a Director of TechTronic Industries Co. Ltd. and Terremark Worldwide, Inc.

Charles R. Trimble

Chairman of the United States GPS Industry Council (USGIC). Mr. Trimble was one of the founders of Trimble Navigation Limited in 1978 and served as President, Chief Executive Officer and a director of Trimble Navigation Limited from 1981 to 1998. Mr. Trimble is also a Director of KVH Industries, Inc.

David E. Vaughn

Business Consultant. From February 2001 to February 2002, Mr. Vaughn was President and Chief Executive Officer of the Company. From January 1999 to December 2000, Mr. Vaughn was Senior Vice President and Chief Operations Officer with Magellan Corporation. Also with Magellan, Mr. Vaughn served as Senior Vice President, Strategic Business Alliances from August 1998 to January 1999. From May 1991 to July 1998, Mr. Vaughn was with Trimble Navigation Limited in a variety of positions including Executive Vice President, Tracking and Communications Products Division and, most recently, as Executive Vice President, Corporate Business Development.

Gregory A. Yeldon

Vice President and Chief Financial Officer of CMC Electronics Inc. since July 1995. From October 1994 to July 1995, Mr. Yeldon was Corporate Controller for CMC Electronics Inc. and from February I988 to October 1994 he was Director of Finance and Administration of Micronav International Inc.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Committees of the Board

During 2002, the Board of Directors held five meetings and acted by unanimous written consent on a number of occasions. The Company does not have a Nominating Committee.

The members of the Audit and Finance Committee were Richard D. Orman, Joel A. Schleicher and Gregory A. Yeldon. The Audit and Finance Committee makes recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, reviews with the independent auditors the auditors plan and results of the audit engagement, reviews the Company’s internal auditing procedures and system of internal controls regarding finance, accounting and legal compliance, reviews the Company’s annual audited financial statements and quarterly financial statements, reviews the Audit Committee Charter on an annual basis and makes inquiries into matters within the scope of its functions.

The Audit and Finance Committee was constituted in March 1997, after completion of the Company’s initial public offering. During 2002, the Audit and Finance Committee held four meetings and acted by unanimous written consent on one occasion.

The Audit and Finance Committee of the Board will be reconfirmed for the coming year after the Annual Meeting of Shareholders.

The members of the Compensation Committee in 2002 were W. James Close and Richard D. Orman. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and administers the Company’s stock option plans. The Compensation Committee was constituted in March 1997, after completion of the Company’s initial public offering. During 2002, the Compensation Committee held two meetings and acted by unanimous written consent on three occasions.

Attendance at Meetings

During 2002, there were no members of the Board of Directors who attended fewer than 75% of the meetings of the Board of Directors and all Committees of the Board on which they served.

Compensation of Directors

Directors who are not employees of the Company receive $10,000 per year for services provided in their capacity as directors plus $1,000 for each Board of Directors meeting such director attends, except for the Chairman of the Board of Directors who receives $20,000 per year and $2,000 for each meeting he attends and the Vice Chairman who receives $15,000 per year and $1,500 for each meeting he attends. Notwithstanding the foregoing, W. James Close, Gregory A. Yeldon and Gregory O. Baylin being representatives of CMC Electronics Inc. have waived any fees to which they are otherwise entitled to receive. In addition, all directors arc reimbursed for expenses incurred by them in their capacity as directors. Other than with respect to reimbursement of expenses, directors who are employees of the Company do not receive additional compensation for service as a director.

In October 1996, the Company adopted the Directors Stock Option Plan (the “Directors Plan”), which provides for the granting of options to purchase an aggregate of 111,000 Common Shares to non-employee directors of the Company. In July 2002, the shareholders of the Company ratified and confirmed that the Directors Plan be amended to increase the number of shares authorized for issuance thereunder by 35,000, bringing the total number of shares under the Directors Plan to 146,000. The Directors Plan may be administered by either the Board of Directors or a committee designated by the Board of Directors (the “Plan Administrator”). Currently, the Compensation Committee is acting as the Plan Administrator. In accordance with the Directors Plan, the Plan Administrator determines the non-employee directors of the Company to whom options are granted, the number of Common Shares subject to each option, the exercise price and the vesting schedule of each option. Under the Directors Plan, options are exercisable for a period of ten years from the date of grant. Vested options terminate ninety days after an optionee ceases to be a member of the Board of Directors of the Company for any reason other than death or disability.

On January 17, 2002, Messrs. Orman, Pudwill, Schleicher and Trimble were each granted 7,000 options at an exercise price of US$2.26. Messrs. Close, Yeldon and Baylin have waived the right to receive any options that they would otherwise be entitled to. As of December 31, 2002, there were 50,000 Common Shares remaining for future grants under the Directors Plan.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the Board of Directors or compensation committee of any other company, nor did any such interlocking relationship exist during the past fiscal year.

Directors and Officers Insurance

The Company maintains a comprehensive directors and officers liability policy for events arising prior to CMC Electronics Inc. (“CMC Electronics”) acquiring majority control of the Company on April 17, 1998. This policy was purchased for $22,000 for the policy period December 1, 2000 to December 1, 2003. The policy covers limits of liability for each loss and for each policy period of $10,000,000 with a $250,000 deductible for US claims and $100,000 for other claims.

CMC Electronics maintains a comprehensive directors and officers liability policy for events arising prior to April 12, 2001 and an extension to this policy until April 2007. Directors and officers of the Company are covered by this policy which cover limits of liability for each loss and for the policy period of $35,000,000 with a $250,000 deductible for US SEC claims and $100,000 deductible for other claims. The Company’s share of the premium for this policy was $31,200. For the period subsequent to April 12, 2001, Onex Corporation’s (“Onex”)

comprehensive directors and officers liability policy applies to the Company’s directors and officers. The Onex policy, in place until November 29, 2003, covers limits of liability for each loss and for each policy period of US$120,000,000 to be shared with other Onex companies, with US$500,000 for securities claims and oppressive conduct claims and US$250,000 for other claims. The Company’s share of the premium for this policy is $20,974.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following Summary Compensation Table sets forth the compensation earned during each of the three years ended December 31, 2002 by the Company’s President and the Company’s other executive officers (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus	Other Annual Compensation	Restricted Stock Awards	Options Number of Shares	All Other Compensation

Jonathan W. Ladd Chief Executive Officer and President	2002	$239,038	(1)	$119,418	—	—	30,000	$130,830	(2)
	2001	$—		$—	—	—	—	$—
	2000	$—		$—	—	—	—	$—

Werner Gartner Executive Vice President and Chief Financial Officer	2002	$169,837		$69,300	—	—	15,000	$8,359	(4)
	2001	$162,458		$33,000			12,000	$27,024	(3)(4)
	2000	$150,000		$—	—	—	7,000	$24,904	(3)(4)

David E. Vaughn Former Chief Executive Officer and President	2002	$80,087	(5)	$—	—	—	—	$105,269	(5)
	2001	$341,000	(6)	$—	—	—	30,000	$—
	2000	$—		$—	—	—	—	$—

All executive officers as a group (three persons in 2002, two persons in 2001 and three persons in 2000)	2002	$488,962		$188,718	—	—	45,000	$244,458
	2001	$503,458		$33,000	—	—	42,000	$27,024
	2000	$465,864		$—	—	—	24,000	$405,541	(7)

(1)	Mr. Ladd was appointed Chief Executive Officer and President in February 2002.
(2)	Represents Mr. Ladd’s total relocation costs paid by the Company.
(3)

Includes compensation for Mr. Gartner for assuming, in addition to his regular duties, the duties of Acting Interim President and Chief Executive Officer, after Douglas R. Reid’s (former Chief Executive Officer and President) resignation in November 2000, of $17,500 in 2000 and $17,500 in 2001.

(4)	Includes matching contributions made by the Company on behalf of each Named Executive Officer into their respective Registered Retirement Savings Plans (“RRSP”).
(5)

Mr. Vaughn resigned as Chief Executive Officer and President in February 2002. Mr. Vaughn’s compensation includes $80,087 in consulting fees as Chief Executive Officer and President for January and February 2002 and $105,269 for acting as a consultant to the Company for the remainder of 2002.

(6)                                  Represents Mr. Vaughn’s consulting fees from February 2001 (his commencement date) to December 31, 2001.

(7)                                  Cost of departure arrangements for Mr. Reid, the Company’s former Chief Executive Officer and President and Randy R. Mabbott, the Company’s former Senior Vice President, Corporate Affairs, General Counsel and Corporate Secretary, who also resigned in November 2000, were $220,000 and $145,000, respectively.

Stock Option Grants and Exercises

In October 1996, the Company adopted the Employee Stock Option Plan (the “Option Plan”), which provides for the granting of options to eligible officers, employees and consultants of the Company to purchase an aggregate of 740,000 Common Shares. In July 1998, the shareholders of the Company ratified and confirmed that the Option Plan be amended to increase the number of shares authorized for issuance thereunder by 250,000, bringing the total number of shares under the Option Plan to 990,000. In July 2002, the shareholders of the Company ratified and confirmed that the Option Plan be amended to increase the number of shares authorized for issuance thereunder by 125,000, bringing the total number of shares under the Option Plan to 1,115,000. The Option Plan may be administered by either the Board of Directors or a committee designated by the Board of Directors (the “Plan Administrator”). Currently, the Compensation Committee is acting as the Plan Administrator. In accordance with the Option Plan, the Plan Administrator determines to whom options are granted, the number of Common Shares subject to each option, the exercise price and the vesting schedule of each option. Under the Option Plan, options are generally exercisable for a period of ten years from the date of grant. Vested options terminate ninety days after an optionee’s termination for any reason other than death or disability. Unvested options terminate immediately upon the termination of an optionee’s employment or service to the Company.

The following table sets forth certain information regarding stock options granted to the Named Executive Officers in 2002.

OPTION GRANTS IN LAST FISCAL YEAR (2002)

		Individual Grants
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price (US$/Share) (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
					5% (US$)	10% (US$)

Jonathan W. Ladd	30,000	17.7%	$ 2.50	2/19/2012	$47,167	$119,531

Werner Gartner	15,000	8,9%	$ 2.25	1/15/2012	$21,225	$53,789

David E. Vaughn	—	—	—	—	—	—

(1)	Mr. Ladd’s options vest equally over four years beginning February 19, 2003. Mr. Gartner’s options vest equally over four years beginning January 15, 2003.

(2)	The Company granted options to purchase an aggregate of 169,450 shares to employees in fiscal year 2002 pursuant to the Option Plan.

(3)	All options presented in this table were granted at an exercise price equal to the price of the Company’s Common Shares on the date of grant, as quoted on the Nasdaq National Market.

(4)

Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock’s current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company’s stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s common shares as well as the option holder’s continued employment through the vesting period. The potential realizable value calculation assumes that the option holder waits until the end of the option term to exercise the option.

There were no options exercised by any of the Named Executive Officers during 2002. The following table sets forth certain information with respect to stock options held by each of the Company’s Named Executive Officers as of December 31, 2002. Value is calculated using the difference between the option exercise price and US$2.20 (year end stock price) multiplied by the number of shares underlying the option.

AGGREGATED OPTION EXERCISES
AND OPTION VALUES AT FISCAL YEAR END

	Number of Options	Value of In-the-Money Options (US$)
Name	Exercisable/Unexercisable	Exercisable/Unexercisahle

Jonathan W. Ladd	0/30,000	$ 0/ $ 0
David E. Vaughn	30,000/ 0	$ 6,000/ $ 0
Werner Gartner	95,500/ 30,500	$ 8,963/ $7,088

Equity Compensation Plan Information

The following table gives information about the Company’s stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2002.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Option Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)

Equity compensation plans approved by security holders	974,142	US$4.59	249,043

Equity compensation plans not approved by security holders	—	—	—

(1) Amount includes 199,043 Common Shares of the Company available for future issuance under the Company’s Option Plan at December 31, 2002 and 50,000 Common Shares of the Company available for future issuance under the Company’s Director Plan at December 31, 2002.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Compensation Committee”) reviews and recommends the compensation arrangements for the executive officers of the Company and administers the Company’s stock option plans. During 2002, the members of the Compensation Committee were Richard D. Orman and W. James Close.

Executive compensation is composed of three components: base salary, annual performance bonuses and long-term incentive awards. In setting each of these components, the Compensation Committee reviews comparative compensation data of peer companies.

The Compensation Committee reviews and sets the CEO’s base salary and reviews and approves the base salaries of the other executive officers as negotiated by the CEO. The CEO participates in the same programs and receives compensation based on the same factors as the other executive officers. However, the CEO’s overall compensation reflects a greater degree of policy and decision making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. The base salary of Mr. Ladd is $275,000. On February 19, 2002, the date of his appointment as President and CEO, Mr. Ladd was granted 30,000 stock options at an exercise price of US$2.50 with an expiration date of ten years from the date of grant. In June 2002, the base salary for Werner Gartner, Executive Vice President and Chief Financial Officer, was increased to $173,250.

In January 2002, a bonus plan for senior management, determined by operating profit, was approved by the Compensation Committee. Each year the Compensation Committee considers the Company’s performance from the prior year and objectives as well as expectations for the Company in the upcoming year. A bonus, based on this plan, was awarded for 2002 to Mr. Ladd of $119,418 and to Mr. Gartner of $69,300. In recent prior years, annual performance bonuses were awarded based on the executives’ success in achieving budgeted operating profit.

The long-term incentives awarded to the executive officers are stock options awarded at the discretion of the Compensation Committee. The stock options are used as an incentive for the executive officers to create value for shareholders. The Compensation Committee views stock options as an important component of its long-term performance based compensation philosophy. On January 15, 2002, Mr. Gartner was granted 15,000 stock options at an exercise price of US$2.25.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

May 22, 2003

W. James Close, Chair

Richard D. Orman

Audit and Finance Committee Report

The Audit and Finance Committee of the Board of Directors (the “Audit Committee”) is comprised of three directors, Joel A. Schleicher, Richard D. Orman and Gregory A. Yeldon. Mr. Schleicher and Mr. Orman are “independent” as defined in the National Association of Securities Dealers’ (“NASD”) listing standards. Mr. Yeldon is a financial officer with the Company’s majority shareholder and, therefore, may not be deemed “independent”. As a Canadian company, NovAtel is not currently required to comply with NASD’s independence requirements.

The Board of Directors and the Audit Committee have adopted a written charter of the Audit Committee which it reviews and assesses the adequacy thereof on an annual basis. A copy of the charter was included as Appendix 1 to the Proxy Statement for the 2001 Annual Meeting.

The Audit Committee held four meetings in 2002. The meetings were held for those purposes as set out in the adopted written charter and also to facilitate communications between the Audit Committee, management and the Company’s independent auditors, Deloitte & Touche LLP.

During these meetings, the Audit Committee reviewed and discussed with management the Company’s quarterly financial results and annual audited financial statements prior to release, filing or distribution. The discussions also included those matters that the Statement on Auditing Standards No. 61 (Communication with Audit Committees) required addressing with the independent auditors. The Company’s independent auditors also provided the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence. Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit and Finance Committee of the Board of Directors:

May 22, 2003

Joel A. Schleicher, Chair

Richard D. Orman

Gregory A. Yeldon

Certain Transactions

On April 17, 1998, CMC Electronics Inc. (“CMC Electronics”) purchased approximately 58% of the Company’s total shares outstanding from the Company’s two principal shareholders. On April 11, 2001, an investor group led by ONCAP L.P. (“ONCAP”) acquired control of the Company through the acquisition of CMC Electronics. On May 15, 2003, the Company acquired the non-aviation single frequency OEM Global Positioning System (GPS) product line from CMC Electronics, with the purchase price comprised of approximately $150,000 at closing and $600,000 payable over time as a royalty on revenue generated by this business.

The Company is an authorized reseller of certain CMC Electronics GPS products. In 2002, the Company purchased $701,000 worth of products from CMC Electronics. In addition, the Company purchased $125,000 of contracted engineering services and $162,000 of miscellaneous services, primarily legal and insurance related, from CMC Electronics in 2002. In 2002, the Company also sold $220,000 of product and engineering services to CMC Electronics, as well as earned $76,000 of royalty revenue from CMC Electronics.

David E. Vaughn, the Company’s former Chief Executive Officer and President, until February 2002, continued to provide consultant services to the Company on various business matters. In 2002, the Company paid Mr. Vaughn $105,269 for these services.

PERFORMANCE GRAPH

The following graph compares the percentage change in the Company’s cumulative total shareholder return on its Common Shares for the period from December 31, 1997 to December 31, 2002 with the cumulative total return of the Nasdaq Composite Total Return Index (US), as re-stated, and Standard & Poor’s 500 Technology Information Index.

The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performance of the Company’s Common Shares.

	2/7/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
NovAtel Inc	100.00	85.00	30.83	40.00	22.50	28.00	29.33
Standard & Poor’s	100.00	116.81	208.08	371.93	219.80	162.94	101.98
NASDAQ Stock Market	100.00	116.25	163.90	303.98	183.00	145.18	100.36

OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of May 27, 2003, the ownership of those persons known to the Company to be owners of more than 5% of the Company’s Common Shares and each director and executive officer and all directors and officers as a group:

	Shares Beneficially Owned
Name	Total Shares	Percent

CMC Electronics Inc. (1)(2)	4,694,500	61.1%

W. James Close (3)(4)	4,697,500	61.1%

Jonathan W. Ladd (5)	7,500	*

David E. Vaughn (6)(7)	30,000	*

Werner Gartner (8)	127,000	1.6%

Patrick C. Fenton (9)	102,150	1.3%

Richard D. Orman (10)	33,250	*

Joel A. Schleicher (11)	32,250	*

Gregory O. Baylin (3)	4,694,500	61.1%

Charles R. Trimble (12)	1,750	*

Gregory A. Yeldon (3)	4,694,500	61.1%

All directors and executive officers as a group (nine persons) (13)	5,031,400	63.0%

*	Less than 1%.

(1)	The address of CMC Electronics Inc. (“CMC Electronics”) is 600 Dr. Frederik Philips Boulevard, Ville Saint-Laurent, Quebec, Canada H4M 2S9.

(2)

The amount shown includes 220,000 Common Shares that are the subject of a Right of First Refusal and Call Option Agreement (the “Option Agreement”) and a Pledge and Escrow Agreement (the “Pledge Agreement”), in each case between CMC Electronics and Telexel Holding Limited (“Telexel”). The Option Agreement provides for a call option through April 17, 2008 granting CMC Electronics the right to purchase, at the price specified therein, 220,000 Common Shares (the “Remaining Shares”) of the Company which are not sold by Telexel to CMC Electronics, if such purchase is necessary to allow CMC Electronics to continue to hold at least 51% of the outstanding Common Shares in the event of the dilution of its percentage ownership as a result of the exercise of employee and director stock options and CMC Electronics has been unable to purchase on the open market Common Shares sufficient for this purpose. The Option Agreement further provides that Telexel will not transfer the Remaining Shares during the term of the call option, except to give effect to the Option Agreement and to the Pledge Agreement between CMC Electronics, Telexel, Morris/Rose/Ledgett and Ogilvy Renault.

(3)	Represents 4,694,500 Common Shares held by CMC Electronics with whom Messrs. Close, Yeldon and Baylin are affiliated.

(4)	Includes 3,000 Common Shares owned by Mr. Close’s wife.

(5)	Includes 7,500 Common Shares of the Company that could be purchased by exercise of options available at May 27, 2003 or within 60 days thereafter.

(6)	Mr. Vaughn resigned as Chief Executive Officer and President in February 2002.

(7)	Represents vested stock options to purchase 30,000 Common Shares of the Company.

(8)	Includes 107,000 Common Shares of the Company that could be purchased by exercise of options available at May 27, 2003 or within 60 days thereafter.

(9)

Includes 91,750 Common Shares of the Company that could be purchased by exercise of options available at May 27, 2003 or within 60 days thereafter. Includes 4,600 Common Shares owned by Mr. Fenton’s wife.

(10)	Includes 32,250 Common Shares of the Company that could be purchased by exercise of options available at May 27, 2003 or within 60 days thereafter.

(11)	Includes 32,250 Common Shares of the Company that could be purchased by exercise of options available at May 27, 2003 or within 60 days thereafter.

(12)	Includes vested stock options to purchase 1,750 Common Shares of the Company that could be purchased by exercise of options available at May 27, 2003 or within 60 days thereafter.

(13)	Includes 302,500 Common Shares of the Company that could be purchased by exercise of options available at May 27, 2003 or within 60 days thereafter.

PROPOSAL 2

AUDITORS

At the Annual Meeting, the shareholders will vote on the ratification of the appointment of Deloitte & Touche LLP, independent chartered accountants, as independent auditors to audit the consolidated financial statements of the Company for the fiscal year begun January 1, 2003. Deloitte & Touche LLP have been the Company’s auditors since June 2002. Arthur Andersen LLP were the Company’s auditors from May 1992 to June 2002. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Arthur Andersen LLP from January 1, 2002 to June 1, 2002 and from June 1, 2002 to December 31, 2002 by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Company’s quarterly Form 6-K’s for that fiscal year were $144,500. For the fiscal year ended December 31, 2001, the aggregate fees billed for professional services rendered by Arthur Andersen LLP were $124,850.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Arthur Andersen LLP or Deloitte & Touche LLP for information technology services for the fiscal year ended December 31, 2002 or the fiscal year ended December 31, 2001.

All Other Fees

The aggregate fees billed for services rendered by Arthur Andersen LLP and Deloitte & Touche LLP, other than the services covered in “Audit Fees” and “Financial Information Systems Design and Implementation Fees” above, for the fiscal year ended December 31, 2002 were $95,062. For the fiscal year ended December 31, 2001, the aggregate fees billed for services rendered by Arthur Andersen LLP were $57,856.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS.

PROPOSAL 3

AMENDMENT TO BY-LAW NO. 1

By resolution adopted at its meeting of October 22, 2002, the Board of Directors authorized and approved certain amendments to By-Law No. 1, a by-law relating generally to the conduct of the affairs of NovAtel Inc., the particulars of which are set forth in the resolution of the shareholders attached hereto as Schedule “A” (the “By-Law Amendments”). The By-Law Amendments are consequential to the amendments to the Canada Business Corporation Act (the “CBCA”). The purpose of the By-Law Amendments is to update NovAtel’s general by-laws in accordance with these legislative amendments which have modified provisions of the CBCA that are reflected in NovAtel’s by-laws, including provisions relating to Canadian residency requirements for Board of Directors and committees of the Board, establishment of record dates and the preparation of shareholder lists for the purpose of notices of meetings. In addition, as authorized by the new provisions of the CBCA, the By-Law Amendments permit the use of telephonic, electronic and other communication facilities for attendance, participation and voting at shareholders meetings in cases where NovAtel makes available such a facility.

The By-Law Amendments became effective upon being approved by the Board of Directors. However, under the CBCA, the Board of Directors is required to submit the By-Law Amendments to the shareholders for approval at the Annual Meeting. Failing approval at the Annual Meeting, the By-Law Amendments shall cease to be effective.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE AMENDMENT OF THE COMPANY’S BY-LAW NO. 1.

OTHER MATTERS

As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

SHAREHOLDER PROPOSALS

If any shareholder intends to present a proposal for action at the Company’s 2004 Annual Meeting and wishes to have such proposal set forth in management’s proxy statement, such shareholder must forward the proposal to the Company so that it is received on or before March 11, 2004. Proposals should be addressed to the Company at 1120-68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, Attention: Corporate Secretary.

COST OF SOLICITATION

All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to shareholders, will be paid by the

Company. It is expected that the solicitation will be primarily by mail. Proxies may also be solicited by personal interviews, telephone or other telecommunication device, by directors, officers and employees of NovAtel, who will not be specifically remunerated therefor.

APPROVAL BY BOARD OF DIRECTORS

The Board of Directors of the Company has approved the contents of this Proxy Statement and its sending to the shareholders.

Dated: June 9, 2003.

By Order of the Board of Directors

/s/ JEAN-DENIS ROY

Jean-Denis Roy, Corporate Secretary

Schedule “A”

Resolution of the Shareholders of NovAtel Inc.

RESOLVED THAT:

The amendments and additions to By-Law No. 1, a by-law relating generally to the conduct of the affairs of NovAtel Inc., adopted by the Board of Directors on October 22, 2002 as set forth in the Proxy Statement and Schedule “A” thereto be and arc hereby ratified.

Sections 4, 16, 17, 22, 34, 36, 38, 39 and 40 are hereby replaced by the following:

DIRECTORS

4.              Number and powers. The number of directors, or the minimum and maximum number of directors of the Corporation, is set out in the articles of the Corporation. At least 25% of the directors shall be resident Canadians. Subject to any unanimous shareholder agreement, the directors shall manage or supervise the management of the business and affairs of the Corporation and may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation and are not by the Act, the articles, the by-laws, any special resolution of the Corporation, a unanimous shareholder agreement or by statute expressly directed or required to be done in some other manner.

Notwithstanding any vacancy among the directors, the remaining directors may exercise all the powers of the board so long as a quorum of the board remains in office.

MEETING OF DIRECTORS

16.          Quorum and voting.   A majority of the number of directors or minimum number of directors required by the articles shall constitute a quorum for the transaction of business. If the Corporation has fewer than three directors, all of the directors must be present at any meeting of directors to constitute a quorum. Subject to subsection 111(1) and subsection 114(4) of the Act, no business shall be transacted by the directors except at a meeting of directors at which a quorum is present and at which at least 25% of the directors present are resident Canadians, or, where the Corporation has fewer than four directors, at which one of the directors present is a resident Canadian. Questions arising at any meeting of directors shall be decided by a majority of votes. In case of an equality of votes, the chairman of the meeting in addition to his original vote shall not have a second or casting vote.

COMMITTEES OF DIRECTORS

17.          General.   The directors may from time to time appoint from their number a committee of directors and may delegate to such committee any of the powers of the directors, except that no such committee shall have the authority to:

a.                 submit to the shareholders any question or matter requiring the approval of the shareholders;

b.              fill a vacancy among the directors or in the office of auditor or appoint or remove any of the chief executive officer, however designated, the chief financial officer, however designated, the chairman or the president of the Corporation;

c.                 subject to section 189 of the Act, issue securities except in the manner and on the terms authorized by the directors;

d.                declare dividends;

e.                 purchase, redeem or otherwise acquire shares issued by the Corporation;

f.                  pay a commission referred to in section 41 of the Act;

g.               approve a management information circular referred to in Part XIII of the Act;

h.              approve a take-over bid circular, directors’ circular, or issuer bid circular referred to in Part 13 of the Securities Act (Alberta);

i.                  approve any financial statements referred to in clause 155(l)(a) of the Act and Part 11 of the Securities Act (Alberta); or

j.                  adopt, amend or repeal by-laws.

INDEMNITIES TO DIRECTORS AND OTHERS

22.         Subject to subsections 124(2) and (3) of the Act, the Corporation shall indemnify a director or officer of the Corporation who is a director or officer of the Corporation on or after the date of the adoption of this by-law by the board of directors, or a person who acts at the Corporation’s request as a director or officer of a body corporate of which the Corporation is a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, investigative or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

a.                                         he acted honestly and in good faith with a view to the best interests of the Corporation; and

b.                                        in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation is hereby authorized to execute agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law.

SHAREHOLDERS’ MEETINGS

34.       Annual or special meetings. Subject to subsection 133 of the Act, the directors of the Corporation,

a.                                         shall call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but not later than 6 months after the end of the Corporation’s preceding financial year; and

b.                                        may at any time call a special meeting of shareholders.

36.       Notice. A notice stating the day, hour and place of meeting and, if special business is to be transacted thereat, stating (or accompanied by a statement of) (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and (ii) the text of any special resolution or by-law to be submitted to the meeting, shall be served by sending such notice to each person who is entitled to notice of such meeting and who on the record date for notice appears on the records of the Corporation or its transfer agent as a shareholder entitled to vote at the meeting and to each director of the Corporation and to the auditor of the Corporation by prepaid mail not less than 21 days and not more than 60 days (exclusive of the day of mailing and of the day for which notice is given) before the date of every meeting addressed to the latest address of each such person as shown in the records of the Corporation or its transfer agent, or if no address is shown therein, then to the last address of each such person known to the Secretary; provided that a meeting of shareholders may be held for any purpose at any date and time and at any place without notice if all the shareholders - and other persons entitled to notice of such meeting are present in person or represented by proxy at the meeting (except where the shareholder or, such other person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all the shareholders and other persons entitled to notice of such meeting and not present in person nor represented by proxy thereat waive notice of the meeting. Notice of any meeting of shareholders or the time for the giving of any such notice or any irregularity in any such meeting or in the notice thereof may be waived in any manner by any shareholder, the duly appointed proxy of any shareholder, any director or the auditor of the Corporation and any other person entitled to attend a meeting of shareholders, and any such waiver may be validly given either before or after the meeting to which such waiver relates.

The auditor of the Corporation is entitled to attend any meeting of shareholders of the Corporation and to receive notices and other communications relating to any such meeting that a shareholder is entitled to receive.

38.       Record dates for notice of meetings. Subject to subsection 134 of the Act, the directors may fix in advance the date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held.

If no record date is fixed, the record date for the determination of the shareholders entitled to receive notice of a meeting of the shareholders shall be

a.                                       at the close of business on the day immediately preceding the day on which notice is given; or

b.                                      if no notice is given, the day on which the meeting is held.

39.          Means of participation- Any person entitled to attend a meeting of shareholders may participate in the meeting in accordance with subsection 132(4) and the regulations of the Act, by means of a telephonic, electronics or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means is deemed to be present at the meeting.

If the directors or shareholders of the Corporation call a meeting of shareholders pursuant to the Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with subsection 132(5) and the regulations of the Act, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

40.          Votes. Every question submitted to any meeting of shareholders shall be decided in the first instance on a show of hands and in case of an equality of votes the chairman of the meeting shall not both on a show of hands and at a poll have a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder or proxy nominee.

At any meeting, unless a poll is demanded by a shareholder or proxyholder entitled to vote at the meeting, either before or after any vote by a show of hands, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be evidence of the fact without proof of the number or proportion of votes recorded in favour of or against the motion.

In the absence of the Chairman of the Board (if any), the Chief Executive Officer and any Vice-President who is a director, the shareholders present entitled to vote shall choose another director as chairman of the meeting and if no director is present or if all the directors decline to take the chair then the shareholders present shall choose one of their number to be chairman.

If at any meeting a poll is demanded on the election of a chairman or on the question of adjournment or termination, the poll shall be taken forthwith without adjournment. If a poll is demanded on any other question or as to the election of directors, the poll shall be taken by ballot in such manner and either at once or later at the meeting or after adjournment as the chairman of the meeting directs. The result of a poll shall be deemed to be the resolution of the meeting at which the poll is demanded. A demand for a poll may be made either before or after any vote by a show of hands and may be withdrawn.

When two or more persons hold the same share or shares jointly, any one of such persons present at a meeting of shareholders has the right, in the absence of the other or others, to vote in respect of such share or shares, but if more than one of such persons are present or represented by proxy and vote, they shall vote together as one on the share or shares jointly held by them.

For the purposes of subsections 138(2) and (3) of the Act, a transferee of the ownership of shares from a person named in a list of shareholders entitled to receive notice of a meeting which is prepared pursuant to subsection 138(1) of the Act may demand up to the time of the commencement of the meeting of shareholders to which the list relates that his name be included in such list of shareholders.

The voting at a meeting of shareholders may be held, in accordance with subsection 141(3) and the regulations of the Act, entirely by means of a telephones, electronic or other communication facility if the Corporation makes available such a communication facility. Any person participating in a meeting of shareholders and entitled to vote at that meeting may vote, in accordance with subsection 141(4) and the regulations of the Act, by the telephonic, electronic or other communication facility that the Corporation has made available for that purpose.

PROXY

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JULY 15, 2003

NOVATEL INC.

(the “Company”)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE COMPANY

The undersigned hereby appoints Jonathan W. Ladd and Werner Gartner, or either of them, each with power of substitution, or, alternatively,                                                        , as proxies of the undersigned, to attend the Annual Meeting of Shareholders of the Company to be held at the Company’s headquarters at 1120-68th Avenue N.E., Calgary, Alberta, Canada T2E 8S5, on Tuesday, July 15, 2003, at 9:00 a.m. (local time), and any adjournment thereof (the “Annual Meeting”), and to vote the number of shares the undersigned would be entitled to vote if personally present.

The Common Shares represented by this proxy will be voted on any ballot that may be called for and will be voted as directed by each shareholder. In the absence of contrary directions, this proxy will be voted FOR the resolutions set out below. If no direction is indicated and a person other than the persons specified in the preceding paragraph is appointed as proxyholder, then votes represented by this proxy will be voted at the discretion of the proxyholder appointed.

(Continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.

You can now access your NovAtel Inc. account online.

Access your NovAtel Inc. shareholder/stockholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC agent for NovAtel Inc. Investor Services, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•     View account status

•     View certificate history

•     View book-entry information

•     View payment history for dividends

•     Make address changes

•     Obtain a duplicate 1099 tax form

•     Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

•      SSN or Investor ID

•      PIN

•      Then click on the  Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•      SSN or Investor ID

•      PIN

•     Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•     Certificate History

•     Book-Entry Information

•     Issue Certificate

•     Payment History

•     Address Change

•     Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Mark Here	☐
for Address
Change or
Comments
PLEASE SEE REVERSE SIDE

WITHHOLD
		AUTHORITY			WITHHOLD
	FOR	from ALL nominees		FOR	AUTHORITY
(1) Elect eight Directors (Proposal 1);	☐	☐	(2) Ratify the appointment of Deloitte & Touche LLP as the auditors of NovAtel Inc. (Proposal 2);	☐	☐

or WITHHOLD AUTHORITY from the following nominee(s):			(3) Ratify the amendment of the Company’s By-law No. 1; (Proposal 3):	FOR	AGAINST
				☐	☐

with respect to the election of 01 Gregory O. Baylin, 02 Werner Gartner, 03 Jonathan W. Ladd, 04 Richard D. Orman, 05 Joel A. Schleicher, 06 Charles R. Trimble, 07 David E. Vaughn and 08 Gregory A. Yeldon;

(4) Receive the consolidated financial statements of NovAtel Inc. for the year ended December 31, 2002 and the report of the auditors; and

(5) In their discretion, upon any and all such other matters which may properly come before the Annual Meeting.

The undersigned hereby confers sole authority on the proxyholder to act at the Annual Meeting for and on behalf of and in the name of the undersigned and to cast the number of votes that the undersigned would be entitled to cast if personally present at the Annual Meeting, the undersigned hereby ratifying and confirming and agreeing to ratify and confirm all that the proxyholder may lawfully do by virtue hereof with respect to the resolutions referred to above.

The undersigned hereby revokes any proxy previously given in respect of the Annual Meeting.

SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

Print Name Clearly	Signature	Dated:	, 2003

NOTE: The signature should correspond exactly with the name appearing on the certificate evidencing your Common Shares. If more than one name appears, all should sign. Joint owners should each sign personally.

Detach here from proxy voting card

NOTES

1.     A shareholder has the right to appoint a person other than the persons designated in the above form of proxy to attend, act and vote for him on his behalf at the Annual Meeting. To exercise such right the shareholder may strike out the names of the specified persons and insert the name of the shareholder’s desired proxyholder in the blank space provided or may complete another appropriate proxy and, in either case, should deliver the completed proxy to the Company before the time of the Annual Meeting. Any shareholder signing a proxy in the form accompanying this proxy statement has the power to revoke it at any time insofar as it has not been exercised by depositing a duly exercised instrument in writing revoking the proxy either at the Company’s office at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof at which the proxy is to be used or with the Chairman of the Annual Meeting on the day of the Annual Meeting or any adjournment thereof or in any other manner permitted by law.

2.     The instrument of proxy will not be valid unless it is dated and signed by the shareholder or by his attorney duly authorized by him in writing, or, in the case of a corporation, is executed by an officer or officers or attorney for the corporation. If the instrument of proxy is executed by an attorney for an individual shareholder or joint shareholders or by an attorney for an individual shareholder or joint shareholders or by an officer or officers or attorney of a corporate shareholder, the instrument so empowering the officer or officers or the attorney, as the case may be, or a notarial copy thereof, should accompany the proxy instrument.

3.     The instrument of proxy to be effective must be deposited with Mellon Investor Services, L.L.C., Proxy Processing, P.O. Box 3720, South Hackensack, NJ  07606-9420, not less than forty-eight (48) hours before the time for holding the Annual Meeting.

4.     If this proxy is not dated in the space provided, it is deemed to bear the date on which it was mailed by the Company.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.novatel.com